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                Alliance Capital Management L.P.
                   1345 Avenue of the Americas
                    New York, New York 10105




                             March 27, 1997




Alliance High Yield Fund, Inc.
1345 Avenue of the Americas
New York, New York  10105

Gentlemen:

         In connection with our purchase of 10 shares of Class A Common Stock, 10 shares of Class B Common Stock, 10 shares of Class C Common Stock and 10,000 shares of Advisor Class Common Stock of Alliance High Yield Fund, Inc. (the "Corporation") for an aggregate cash consideration of One Hundred Thousand Three Hundred Dollars ($100,300), this will confirm that we are buying such shares for investment for our account only, and not with a view to reselling or otherwise distributing them.

                        Very truly yours,

                        ALLIANCE CAPITAL MANAGEMENT L.P.


                        By:  Alliance Capital Management
                               Corporation,
                               its General Partner



                        By:  /s/ Robert H. Joseph, Jr.
                             _________________________
                             Robert H. Joseph, Jr.
                             Senior Vice President and
                             Chief Financial Officer










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